Exhibit 99.1

              Hexcel Reports 2007 First Quarter Results

    STAMFORD, Conn.--(BUSINESS WIRE)--April 23, 2007--Hexcel
Corporation (NYSE: HXL):

    First Quarter 2007 Highlights

    -- Sales from continuing operations of $328.7 million up $27.5 million or 9.1% year-on-year (up $19.2 million or 6.2% in constant currency)

    -- Net income from continuing operations of $16.5 million ($0.17 per diluted share), a 17.9% increase year on year

    -- Net income from discontinued operations of $7.0 million, or $0.07 per diluted share, includes an after-tax gain of $6.8 million on the sale of the Company's Architectural business

    See Statements of Operations and Reconciliation of GAAP and
Non-GAAP Measures (Table F) for profitability comparisons for the quarter.

    Hexcel Corporation (NYSE: HXL), today reported results for the first quarter of 2007. Net sales for the quarter were $328.7 million, 9.1% higher than the $301.2 million reported for the first quarter of 2006. Operating income for the first quarter was $33.7 million compared to $29.1 million for the same quarter last year. Net income from continuing operations for the first quarter of 2007 was $16.5 million, or $0.17 per diluted common share compared to $14.0 million or $0.14 per diluted common share in 2006. Net income was $23.5 million, or $0.24 per diluted common share compared to $14.5 million or $0.15 per diluted common share in 2006. Net income includes net income from discontinued operations of $7.0 million after reflecting a $6.8 million gain on the sale of Hexcel's architectural business.

    Chief Executive Officer Comments

    Mr. Berges commented, "The quarter was a good start to the year for Hexcel despite the significant impact of the A380 delay. Space & Defense revenues rebounded even more strongly than anticipated with revenues up 16.6% (14.6% in constant currency). Commercial Aerospace sales growth was in line with our expectations and reflected solid growth from Boeing and their subcontractors, as well as from sales to regional aircraft, engines and nacelle applications."

    "We again demonstrated healthy gross margin leverage of 30% from the year over year incremental sales, and expanded operating income despite a $2 million increase in R&T for critical new program qualifications. We still expect our portfolio actions, restructuring program and increased carbon fiber capacity to contribute to good margin expansion this year.

    "We completed the sale of our Architectural business in France during the quarter and received $25 million in gross cash proceeds. We still target a conclusion on the remaining elements of the portfolio review this quarter."

    In closing, Mr. Berges noted, "Following our reorganization into a single business we have made changes in the reporting of our operating and market segments. In addition, in response to requests from our investors and analysts, we are providing additional details of the drivers of our segment performance as well as new aircraft program information in this release. We hope this will be useful in understanding both our performance and our prospects."

    Operating Segments and Markets

    -- With effect from January 1, 2007, Hexcel has revised its operating segments to reflect its strategic and operational realignment and focus on advanced structural materials. Hexcel has eliminated its three former global business units and consolidated all our composites related activities into a single organization. The reinforcement product lines, for which the Company is exploring its strategic alternatives, including potential divestiture, are being managed as a separate business. Hexcel will now report three operating segments:

        -- Composite Materials. The development, manufacture and sale of advanced composite materials including carbon fiber, reinforcements for composites, honeycomb and matrix (prepregs and other polymer systems) products. The segment is more capital intensive and typically has long product development and qualification cycles. Operating income margin for the first quarter was 15.4% compared to 15.0% for the same quarter last year.

        -- Engineered Products. The development and fabrication of finished and semi-finished structures manufactured from composite materials. This segment includes machined and shaped honeycomb core, structural products for helicopter blades and aircraft, finishing operations for products from our Asian joint ventures as well as our new AcoustiCap(TM) noise dampening system and our new HexMC(R) parts product lines. This segment is more labor and inventory intensive. In the near term, we expect an increased level of spending on R&T and tooling in response to the strong market acceptance of our new products in this segment. Operating income margin for the quarter was 9.2%, down from 11.8% last year primarily due to increased R&T spending on qualifications for the Boeing 787.

        -- EBGI Reinforcements. This segment captures Hexcel's U.S. operations related to its electronics, ballistics and general industrial reinforcement product lines. This business is being reported as a separate segment called EBGI Reinforcements. The segment is characterized by high material content, short term pricing and volume swings. Operating income of 8.1% was up from 3.1% last year due to the effects of restructuring activities and increased sales of ballistic reinforcement fabrics.

    -- In integrating its business operations, the Company has reclassified certain of its reinforcement for composites product sales between its market segments to reflect improvements in the tracking of sales to market applications. The comparisons of sales by market provided below and in Table A reflect these reclassifications. Details of the revised operating segments and the reclassified sales by market for the calendar years of 2005 and 2006 have been provided in Table B. Details for 2006 by calendar quarter have been posted to the investor news section of Hexcel's web site.

    Commercial Aerospace

    -- Commercial aerospace sales grew for the quarter by 5.5% (3.3% in constant currency). The growth during the quarter was led by revenues to Boeing and their subcontractors, reflecting increased aircraft production, growth in demand by aircraft engine and nacelle manufacturers, as well as the new 787. Sales to Boeing commercial aircraft have exceeded sales to Airbus commercial aircraft for both of the last two quarters.

    -- Sales to the A380 program were at the lowest quarterly level in over two years. As a result, total sales to Airbus and its subcontractors were lower in the first quarter of 2007 than in the first quarter of 2006. The A380 delay is expected to effect year-on-year revenue comparisons for much of 2007. However, we expect other Airbus build rate increases and the start of development materials for the A350 XWB to mitigate the impact.

    -- The reclassification of certain reinforcement for composite revenues resulted in the movement of about $17 million of commercial aerospace sales to industrial and space & defense markets for first quarter of 2006. This reclassification did not impact our previously reported Airbus and Boeing commercial aircraft sales. The remaining portion of our commercial aerospace sales, which includes sales to regional and business aircraft, represented 25% of the segment and saw mid-teen growth in the quarter.

    Industrial

    -- Industrial sales were up 9.9% for the quarter (5.6% constant currency) led by growth in revenues from wind energy applications and increased demand for ballistic reinforcement fabrics used in the production of soft body armor.

    -- Revenues from the EBGI Reinforcements segment are related to the Industrial market. EBGI sales were 12.7% higher compared to the first quarter of 2006, reflecting the benefit of increased ballistics sales.

    -- Sales from auto, recreation and other industrial markets were slightly lower in the first quarter of 2007 compared to last year.

    Space & Defense

    -- Space & Defense sales for the quarter were up 16.6% over last year (14.6% in constant currency) Demand from military fixed wing and rotor craft applications was strong, and the inventory corrections noted last year appear to have been completed.

    Operations

    -- Gross margins increased to 23.8% in the quarter compared to 23.2% in the first quarter of 2006. The gross margin on the incremental sales of $27.5 million compared to the first quarter of 2006 was 30%, consistent with prior trends.

    -- As previously announced, the Company completed its expansion of a precursor line and the first of two new carbon fiber lines ahead of schedule. Full design capability has now been demonstrated and sales of production essentially offset the initial startup costs. We expect to reach full rate production by the end of the second quarter and have also begun the aerospace qualification process.

    -- SG&A expenditures in the quarter of $33.4 million were $3.1 million higher than the first quarter of 2006. Non-cash stock compensation expense was up $1.5 million for the quarter but is expected to be in line with our guidance for the full year of 2007. SG&A expenses for the quarter also included $0.3 million of transaction costs that are being expensed as incurred related to our divestiture activities.

    -- R&T spending increased $2.0 million in the quarter reflecting expenditures related to new product development and qualification efforts for new aircraft programs. Most of the increase was within our Engineered Products operating segment as a result of certification testing of Boeing 787 components made from our new HexMC system.

    -- Operating income for the quarter, excluding business consolidation and restructuring expense and transaction costs related to the divestitures, was $35.6 million or 10.8% of sales (see Table F).

    Program Activities

    -- Boeing 787 revenue potential for Hexcel is expected to average between $1.0 to $1.3 million per aircraft on early versions of the aircraft. The engine selected by the ordering airline will influence the revenue we generate from each aircraft sale - the GE engine offering has a significantly higher composite content. An extensive range of Hexcel products such as prepregs, specialty reinforcements, honeycomb core, resin systems, structural components, including HexMC(R) products, have been selected by a diverse group of suppliers to the aircraft. Active weight reduction programs and new products provide the opportunity for increased participation on future variants of the aircraft. At anticipated full production rates, Hexcel annual revenues for the Boeing 787 are likely to approximate the annual revenues Hexcel will realize from the A380.

    -- Airbus A350 XWB carbon fiber composite system selection process is well underway given the long cycle for primary structure development. The final selection, manufacturing trials, engineering testing, freezing of the specification definition and qualification activities may take many months and may involve competing products. We expect development trial materials will result in Hexcel sales this year.

    Income Taxes

    -- As of January 1, 2007, the Company adopted FIN 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109, Accounting for Income Taxes.

    -- The Company's effective income tax rate for the first quarter 2007 was 41.5%, as compared to 39.4% for the first quarter of 2006. The increase in the effective income tax rate was primarily as a result of the adoption of FIN 48. It is expected that FIN 48 will increase the volatility of the effective tax rate.

    Total Debt, Net of Cash

    -- Total debt, net of cash increased by $1.5 million in the quarter to $388.1 million as of March 31, 2007. During the quarter, the Company received $25.0 in gross cash proceeds from the sale of its Architectural business.

    -- Inventories as of March 31, 2007 grew by $17 million in constant currency compared to December 31, 2006 and $31 million in constant currency compared to March 31, 2006.

    -- The growth in inventories has been driven by a number of factors, including building tooling to mold finished parts using the new HexMC(R) materials and processes for the 787, bridge inventory for the closure of the Livermore, CA plant, increases in aircraft production and normal seasonality. Despite these requirements for additional inventory, Hexcel continues to seek opportunities to improve its inventory turnover.

    Portfolio Review Update

    --  On February 28, 2007, Hexcel completed the sale of its
        Architectural business and recorded an after-tax gain of $6.8 million or about $0.07 per diluted common share.

    -- The remaining non-core assets under review and subject to potential divestiture are the Company's electronics, ballistics and general industrial reinforcement product sales now reported under the EBGI Reinforcements operating segment. The external revenues for this segment in the first quarter of 2007 were $46.1 million compared to $40.9 million for the first quarter of 2006.

    Guidance

    -- See Hexcel's press release dated December 12, 2006 for details of our guidance for 2007.

    Hexcel will host a conference call at 10:00 A.M. ET, tomorrow, April 24, 2007 to discuss the first quarter results and respond to questions. The telephone number for the conference call is (913) 312-1270 and the confirmation code is 4929178. The call will be simultaneously hosted on Hexcel's web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

    Hexcel Corporation is a leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications.

    Disclaimer on Forward Looking Statements

    This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the market segments we serve (including growth in commercial aerospace revenues, the estimates and expectations based on aircraft production rates made publicly available by Boeing and Airbus, the revenues we may generate from a aircraft model or program, the impact of the push-out in A380 deliveries, the outlook for space & defense revenues including rotorcraft applications and the trend in ballistic revenues from military soft body armor applications), our focus on maintaining and improving margins and the scope and timing of potential divestitures. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, conditions in the financial markets and changes in currency exchange rates. Additional risk factors are described in our filings with the SEC. We do not undertake an obligation to update our forward-looking statements to reflect future events.



Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
----------------------------------------------------------------------
                                                          Unaudited
                                                       ---------------
                                                        Quarter Ended
                                                          March 31,
(In millions, except per share data)                     2007    2006
----------------------------------------------------------------------
Net sales                                              $328.7  $301.2
Cost of sales                                           250.4   231.2
----------------------------------------------------------------------

   Gross margin                                          78.3    70.0
   % Gross Margin                                        23.8%   23.2%

Selling, general and administrative expenses (a)         33.4    30.3
Research and technology expenses                          9.6     7.6
Business consolidation and restructuring expenses         1.6     3.0
----------------------------------------------------------------------

   Operating income                                      33.7    29.1

Interest expense                                          6.8     7.8
Non-operating expense, net (b)                            0.4       -
----------------------------------------------------------------------

   Income from continuing operations before income
    taxes, equity in earnings and discontinued
    operations                                           26.5    21.3
Provision for income taxes                               11.0     8.4
----------------------------------------------------------------------

   Income from continuing operations before equity in
    earnings and discontinued operations                 15.5    12.9
Equity in earnings of affiliated companies                1.0     1.1
----------------------------------------------------------------------

Net income from continuing operations                    16.5    14.0
Income from discontinued operations, net of tax           0.2     0.5
Gain on sale of discontinued operations, net of tax       6.8       -
----------------------------------------------------------------------

   Net income                                          $ 23.5  $ 14.5
----------------------------------------------------------------------

Basic net income per common share:

     Continuing operations                             $ 0.18  $ 0.15
     Discontinued operations                             0.07    0.01
----------------------------------------------------------------------
Basic net income per common share                      $ 0.25  $ 0.16

Diluted net income per common share:
     Continuing operations                             $ 0.17  $ 0.14
     Discontinued operations                             0.07    0.01
----------------------------------------------------------------------
   Diluted net income per common share                 $ 0.24  $ 0.15

Weighted-average common shares:

   Basic                                                 94.0    92.9
   Diluted                                               96.1    95.1
----------------------------------------------------------------------
(a) 2007 includes $0.3 million of transaction costs associated with divestiture activities. 2006 includes $1.2 million of transaction costs associated with the March 2006 secondary offering.
(b) Non-operating expense is the accelerated amortization of deferred financing costs as a result of prepayments of the Company's bank term loan with the net proceeds from asset sales.




Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
----------------------------------------------------------------------
                                                    Unaudited
                                            --------------------------
                                              March 31,  December 31,
(In millions, except per share data)            2007         2006
----------------------------------------------------------------------
Assets
Current assets:
Cash and cash equivalents                       $   33.5     $   25.7
Accounts receivable, net                           202.3        181.5
Inventories, net                                   189.5        171.5
Prepaid expenses and other current assets
 (a)                                                29.5         36.6
Assets of discontinued operations                      -         10.5
----------------------------------------------------------------------
Total current assets                               454.8        425.8

Property, plant and equipment                      825.8        834.7
Less accumulated depreciation                     (449.0)      (464.3)
----------------------------------------------------------------------
Net property, plant and equipment                  376.8        370.4

Goodwill and other intangibles, net                 76.0         75.9
Investments in affiliated companies                 14.2         11.1
Deferred tax assets                                103.1        101.5
Other assets                                        20.8         22.3
Assets of discontinued operations                      -          5.9
----------------------------------------------------------------------
Total assets                                    $1,045.7     $1,012.9
----------------------------------------------------------------------

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable and current maturities of
 capital lease obligations                      $    2.2     $    2.5
Accounts payable                                    98.1        104.0
Accrued liabilities (b) (c)                        111.0        106.6
Liabilities of discontinued operations                 -          6.2
----------------------------------------------------------------------
Total current liabilities                          211.3        219.3

Long-term notes payable and capital lease
 obligations                                       419.4        409.8
Other non-current liabilities                       82.0         80.8
Liabilities of discontinued operations                 -          1.4
----------------------------------------------------------------------
Total liabilities                                  712.7        711.3

Stockholders' equity:
Preferred stock, no par value, 20.0 shares
 authorized, no shares issued or outstanding           -            -
Common stock, $0.01 par value, 200.0 shares
 authorized, 96.0 shares issued at March 31,
 2007, 95.4 shares issued at December 31,
 2006                                                1.0          1.0
Additional paid-in capital                         489.4        479.3
Accumulated deficit                               (135.3)      (157.1)
Accumulated other comprehensive loss                (0.6)        (1.8)
----------------------------------------------------------------------
                                                   354.5        321.4

Less - Treasury stock, at cost, 1.8 shares
 at March 31, 2007 and 1.7 shares at
 December 31, 2006                                 (21.5)       (19.8)
----------------------------------------------------------------------
Total stockholders' equity                         333.0        301.6
----------------------------------------------------------------------
Total liabilities and stockholders' equity      $1,045.7     $1,012.9
----------------------------------------------------------------------
(a) Included in prepaid expenses and other current assets as of March 31, 2007 are deferred tax assets of $0.7 million related to discontinued operations.
(b) Included in accrued liabilities as of March 31, 2007 are retained liabilities of $6.8 million related to discontinued operations.
(c) Effective January 1, 2007, the Company adopted FIN 48. Recorded accrued liabilities related to the adoption of FIN 48 for uncertain tax positions, including interest, were $16.1 million.




Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
----------------------------------------------------------------------
                                                          Unaudited
                                                       ---------------
                                                        Quarter Ended
                                                          March 31,
(In millions)                                           2007    2006
----------------------------------------------------------------------

Cash flows from operating activities
   Net income                                          $ 23.5  $ 14.5
   Income from discontinued operations, net of tax       (7.0)   (0.5)
                                                       ---------------
Net income from continuing operations                    16.5    14.0

Reconciliation to net cash provided by operating
 activities:
   Depreciation and amortization                         10.8    11.3
   Amortization of debt discount and deferred financing
    costs                                                 0.4     0.4
   Deferred income taxes (benefit), including reversal
    of valuation allowance                                6.4     5.5
   Business consolidation and restructuring expenses      1.6     3.0
   Business consolidation and restructuring payments     (2.6)   (1.1)
   Equity in earnings of affiliated companies            (1.0)   (1.1)
   Dividends from affiliated companies                      -     0.8
   Share-based compensation                               4.9     3.4
   Loss on early retirement of debt                       0.4       -

Changes in assets and liabilities:
   Increase in accounts receivable                      (19.4)  (35.2)
   Increase in inventories                              (17.1)   (4.1)
   Decrease in prepaid/other current assets               1.7     0.5
   Decrease in accounts payable/accrued liabilities (10.7) (1.6) Changes in other non-current assets and long-term
    liabilities                                          (0.8)   (4.8)
----------------------------------------------------------------------
   Net cash used for operating activities                (8.9)   (9.0)
----------------------------------------------------------------------

Cash flows from investing activities
   Capital expenditures                                 (16.3)  (22.3)
   Deposits for capital purchases                           -    (1.8)
   Proceeds from sale of discontinued operations         25.0       -
   Investment in affiliated companies                    (2.0)      -
----------------------------------------------------------------------
   Net cash used for investing activities                 6.7   (24.1)
----------------------------------------------------------------------

Cash flows from financing activities
   Proceeds from senior secured credit facility -
    revolver, net                                        45.0    30.0
   Repayments of senior secured credit facility - term
    B loan                                              (35.8)      -
   Proceeds from capital lease obligations and other
    debt, net                                               -     2.9
   Activity under stock plans                             3.2     3.6
----------------------------------------------------------------------
   Net cash provided by financing activities             12.4    36.5
----------------------------------------------------------------------
Net cash (used by) provided by operating activities,
 discontinued operations                                 (2.9)    0.2
Net cash used for financing activities, discontinued
 operations                                                 -    (0.1)
Effect of exchange rate changes on cash and cash
 equivalents                                              0.5    (0.6)
----------------------------------------------------------------------
Net increase in cash and cash equivalents                 7.8     2.9
Cash and cash equivalents at beginning of period         25.7    21.0
----------------------------------------------------------------------
Cash and cash equivalents at end of period             $ 33.5  $ 23.9
----------------------------------------------------------------------
Supplemental Data:
   Cash paid during the year for interest              $ 11.0  $ 10.5
   Cash paid during the year for taxes                 $  2.6  $  2.4
----------------------------------------------------------------------




Net Sales to Third-Party Customers by Market
 Segment

Quarters Ended March 31, 2007 and 2006         (Unaudited)  Table A
----------------------------------------------------------------------
(In millions)                As Reported       Constant Currency
                                                       (a)
----------------------------------------------------------------------

                                                     FX
                                            B/(W)   Effect       B/(W)
Market Segment                2007   2006     %      (b)    2006   %
----------------------------------------------------------------------
   Commercial Aerospace     $144.0 $136.5  5.5       $2.9 $139.4  3.3
   Industrial                120.2  109.4  9.9        4.4  113.8  5.6
   Space & Defense            64.5   55.3 16.6        1.0   56.3 14.6
----------------------------------------------------------------------
Consolidated Total          $328.7 $301.2  9.1       $8.3 $309.5  6.2
----------------------------------------------------------------------
Consolidated % of Net Sales %      %                      %
----------------------------------------------------------------------
   Commercial Aerospace       43.8   45.3                   45.0
   Industrial                 36.6   36.3                   36.8
   Space & Defense            19.6   18.4                   18.2
----------------------------------------------------------------------
Consolidated Total           100.0  100.0                  100.0
----------------------------------------------------------------------
(a) To assist in the interpretation of our net sales trend, total net sales and sales by market for the quarter ended March 31, 2006 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2007 and are referred to as "constant currency" sales.
(b) FX effect is the estimated impact on "as reported" net sales due to changes in foreign currency exchange rates.




Years Ended December 31, 2006 and 2005          (Unaudited)    Table B
----------------------------------------------------------------------
(In millions)                                As Reported
----------------------------------------------------------------------
Market Segment                                                  B/(W)
                                           2006           2005    %

----------------------------------------------------------------------
   Commercial Aerospace                  $547.3         $470.5   16.3
   Industrial                             423.7          449.1   (5.7)
   Space & Defense                        222.1          219.9    1.0
----------------------------------------------------------------------
Consolidated Total                     $1,193.1       $1,139.5    4.7
----------------------------------------------------------------------
Consolidated % of Net Sales                    %              %
----------------------------------------------------------------------
   Commercial Aerospace                    45.9           41.3
   Industrial                              35.5           39.4
   Space & Defense                         18.6           19.3
----------------------------------------------------------------------
Consolidated Total                        100.0          100.0
----------------------------------------------------------------------

The Company has reclassified certain of its reinforcement product sales between its market segments to reflect improvements in the tracking of sales to market applications. The comparison of reclassified sales by market is provided above.




Hexcel                                  (Unaudited)  Table C
 Corporation and
 Subsidiaries
Segment Data
----------------- ---------- ---------- ----------- --------- --------
(In millions)     Composite  Engineered  EBGI (b)   Corporate  Total
                   Materials  Products               & Other
                      (a)                              (c)
----------------- ---------- ---------- ----------- --------- --------

First Quarter
 2007
----------------- ---------- ---------- ----------- --------- --------
   Net sales to
    external
    customers        $230.1      $52.5       $46.1        $-   $328.7
   Intersegment
    sales               9.9        0.7         0.8     (11.4)       -
----------------- ---------- ---------- ----------- --------- --------
     Total sales      240.0       53.2        46.9     (11.4)   328.7

   Operating
    income (loss)      36.9        4.9         3.8     (11.9)    33.7
   % Operating
    margin             15.4%       9.2%        8.1%              10.3%
   Depreciation
    and
    amortization        8.8        0.9         1.0       0.1     10.8
   Business
    consolidation
    and
    restructuring
    expenses            1.3       (0.2)        0.5         -      1.6
   Stock-based
    compensation
    expense             1.7        0.3         0.1       2.8      4.9
   Capital
    expenditures
    and deposits
    (d)                14.3        0.5         0.7       0.8     16.3
----------------- ---------- ---------- ----------- --------- --------

   First Quarter
    2006
----------------- ---------- ---------- ----------- --------- --------
   Net sales to
    external
    customers        $213.6      $46.7       $40.9        $-   $301.2
   Intersegment
    sales               7.1       (0.2)        0.4      (7.3)       -
----------------- ---------- ---------- ----------- --------- --------
     Total sales      220.7       46.5        41.3      (7.3)   301.2

   Operating
    income (loss)      33.0        5.5         1.3     (10.7)    29.1
   % Operating
    margin             15.0%      11.8%        3.1%               9.7%
   Depreciation         8.3        0.9         2.2         -     11.4
   Business
    consolidation
    and
    restructuring
    expenses            0.9        0.1         2.1      (0.1)     3.0
   Stock-based
    compensation
    expense             1.1        0.2         0.4       1.7      3.4
   Capital
    expenditures
    and deposits
    (d)                22.7        0.2           -       1.2     24.1
----------------- ---------- ---------- ----------- --------- --------
(a) The Company has concluded it will likely retain the manufacture of electronic and general industrial reinforcement fabrics at its European facilities and therefore has classified such revenues in its Composite Materials segment.
(b) EBGI Reinforcements segment is the U.S. operations related to the electronic, ballistics, and general industrial reinforcement product lines.
(c) We do not allocate corporate expenses to the operating segments.
(d) Includes deposits for capital purchases.




Hexcel Corporation and Subsidiaries                 (Unaudited)Table D
Schedule of Net Income Per Common Share
----------------------------------------------------------------------
                                                      Quarter Ended
                                                        March 31,
(In millions, except per share data)                      2007   2006
----------------------------------------------------------------------

Basic net income per common share:
Net income                                               $23.5  $14.5

   Weighted average common shares outstanding             94.0   92.9

Basic net income per common share (a)                    $0.25  $0.16
----------------------------------------------------------------------

Diluted net income per common share:
Net income                                               $23.5  $14.5

   Weighted average common shares outstanding -
    Basic                                                 94.0   92.9

   Plus incremental shares from assumed conversions:
   Restricted stock units                                  0.5    0.3
   Stock options                                           1.6    1.9
----------------------------------------------------------------------
Weighted average common shares outstanding-Dilutive       96.1   95.1
----------------------------------------------------------------------

Diluted net income per common share (b)                  $0.24  $0.15
----------------------------------------------------------------------
(a) Includes basic net income per common share from discontinued operations of $0.07 and $0.01 for the quarters ended March 31, 2007 and 2006, respectively.
(b) Includes diluted net income per common share from discontinued operations of $0.07 and $0.01 for the quarters ended March 31, 2007 and 2006, respectively.




Hexcel Corporation and Subsidiaries           (Unaudited)   Table E
Schedule of Interest Expense
----------------------------------------------------------------------
                                                         Quarter Ended
                                                           March 31,
(In millions)                                              2007  2006
----------------------------------------------------------------------

Interest on debt instruments                               $6.6  $7.3
Capitalized interest (a)                                   (0.7) (0.3)
Banking, commitment and other fees (b)                      0.5   0.4
Amortization of financing costs and discounts
 (non-cash)                                                 0.4   0.4
----------------------------------------------------------------------
Interest Expense                                           $6.8  $7.8
----------------------------------------------------------------------
(a) Interest expense capitalized in connection with our carbon fiber expansion program.
(b)  Includes interest of $0.2 related to uncertain tax positions.




Hexcel Corporation and Subsidiaries                 (Unaudited)Table F
Reconciliation of GAAP and Non-GAAP Measures
----------------------------------------------------------------------
                                                      Quarter Ended
                                                        March 31,
(In millions)                                             2007   2006
----------------------------------------------------------------------
GAAP operating income from continuing operations         $33.7  $29.1
- Business consolidation and restructuring expense         1.6    3.0
- Expenses associated with divestiture activities          0.3      -
- Secondary offering transaction costs                       -    1.2
----------------------------------------------------------------------
Non-GAAP operating income from continuing operations      35.6   33.3
----------------------------------------------------------------------
Includes:
- Stock compensation expense                              $4.9   $3.4
----------------------------------------------------------------------



    Management believes that operating income and net income before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Hexcel's overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of the Hexcel's liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.



Hexcel Corporation and Subsidiaries         (Unaudited)       Table G
Schedule of Total Debt, Net of Cash
----------------------------------------------------------------------


(In millions)                               March 31, December March
                                              2007      30,      31,
                                                        2006    2006
----------------------------------------------------------------------

Notes payable and current maturities of
 capital lease obligations                       $2.2    $2.5    $6.5
Long-term notes payable and capital lease
 obligations                                    419.4   409.8   446.3
----------------------------------------------------------------------
Total Debt                                      421.6   412.3   452.8
Cash and cash equivalents                        33.5    25.7    23.9
----------------------------------------------------------------------
Total debt, net of cash                        $388.1  $386.6  $428.9
----------------------------------------------------------------------

    CONTACT: Hexcel Corporation
             Investors:
             Stephen C. Forsyth, 203-969-0666 ext. 425 stephen.forsyth@hexcel.com or
             Media:
             Michael Bacal, 203-969-0666 ext. 426
             michael.bacal@hexcel.com